Exhibit 19.1

QXO, INC.
SECURITIES TRADING POLICY
Effective as of May 12, 2025
I.Purpose
To describe the standards and requirements concerning the handling of nonpublic information relating to QXO, Inc. and its subsidiaries (collectively, the “Company”) and the buying and selling of securities of the Company.
II.Persons Affected and Prohibited Transactions
The general prohibitions of this Policy apply to all directors, officers and employees of the Company, while the restrictions set forth in Part V (blackout periods) and Part VI (pre- clearance) apply only to directors, executive officers1 and certain designated officers and employees. If you are unsure whether you are subject to the restrictions set forth in Parts V or VI, please contact the Company’s Chief Legal Officer or his or her designee.
The same restrictions described in this Policy also apply to your spouse, minor children and anyone else living in your household, partnerships in which you are a general partner, trusts of which you are a trustee, estates of which you are an executor and investment funds or other similar vehicles with which you are affiliated (collectively, “Related Parties”). You will be responsible for compliance with this Policy by your Related Parties.
For purposes of this Policy, references to “trading” or to “transactions in securities of the Company” include purchases or sales of Company stock, bonds, options, puts and calls, derivative securities based on securities of the Company, gifts of Company securities, loans of Company securities, hedging transactions involving or referencing Company securities, contributions of Company securities to a trust, sales of Company stock acquired upon the exercise of stock options, broker-assisted cashless exercises of stock options, market sales to raise cash to fund the exercise of stock options and trades in Company stock made under an employee benefit plan, such as a 401(k) plan. This Policy applies to securities of the Company regardless of whether they are held in Shareworks, a separate brokerage account, or otherwise.
III.Policy Statement
If you possess material nonpublic information (as further discussed below) relating to the Company, neither you nor any Related Party:
•may effect transactions in securities of the Company (other than pursuant to a pre-arranged trading plan that complies with Rule 10b5-1 (“Rule 10b5-1”)

_______________________________________
1    Executive officers for purposes of this Policy are all executive officers of the Company identified in its public filings and any other officer of the Company or any subsidiary that is subject to Section 16(b) of the Securities Exchange Act of 1934.

under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as described in Part VIII below) or engage in any other action that takes advantage of that information;
•may pass that information on to any person outside the Company, except as permitted under applicable Company policies and procedures;
•suggest or otherwise recommend that any person effect a transaction in securities of the Company or engage in any other action that takes advantage of that information; or
•assist anyone engaged in any of the foregoing activities.
This Policy will continue to apply after termination of employment or separation from the board of directors to the extent that you are in possession of material nonpublic information at the time of termination or separation, as applicable. In such case, no transaction in securities of the Company may take place until the information becomes public or ceases to be material.
This Policy also applies to information, obtained in the course of employment with, or by serving as a director of, the Company, relating to any other company, including:
•our customers, clients or suppliers;
•any entity with which we may be negotiating a major transaction or business combination;
•any entity as to which we have an indirect or direct control relationship or a designee on the board of directors; or
•any other public company about which you receive material nonpublic information in the course of your employment with the Company.
Neither you nor any Related Party may effect transactions in the securities of any such other company while in possession of material nonpublic information concerning such company that was obtained in the course of employment with the Company.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.
Material Information. “Material information” is any information that a reasonable investor would consider important in a decision to effect a transaction in securities of the Company. In short, any information that could reasonably affect the price of such securities. Either positive or negative information may be material. Common examples of information that will frequently be regarded as material include, without limitation:
•projections of future earnings or losses, or other guidance concerning earnings;
•Company strategic plans, or significant changes in corporate objectives;
•the fact that earnings are inconsistent with consensus expectations;

•a pending or proposed merger, joint venture, acquisition or tender offer;
•a significant sale of assets or the disposition of a subsidiary or business unit;
•changes in dividend policies or the declaration of a stock split or the offering of additional securities;
•changes in senior management or other key employees;
•significant new products or services;
•significant legal or regulatory exposure due to a pending or threatened lawsuit or investigation;
•impending bankruptcy or other financial liquidity problems or change in credit rating by a rating agency;
•a material cyber incident that has not been disclosed;
•changes in legislation affecting our business; and
•the gain or loss of a substantial customer, client or supplier.
20-20 Hindsight. Remember, if your transaction in securities of the Company becomes the subject of scrutiny, it will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.
Tipping Information to Others. Whether the information is proprietary information about the Company or other information that could have an impact on the price of the Company’s securities, you must not pass the information on to others, such as friends, business associates, a spouse or other family member. Both the tipper and the tippee can be held liable under federal securities laws for violations of this kind. Penalties will apply whether or not you derive, or even intend to derive, any profit or other benefit from another’s actions.
When Information is Public. You may not trade on the basis of material information that has not been broadly disclosed to the marketplace, such as through a press release or a filing with the Securities and Exchange Commission (the “SEC”), and the marketplace has had time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until the end of the second full trading day after the information is released. Thus, if information is released prior to market open on a Monday, trading should not take place until Wednesday.
Transactions under Company Plans. Although this Policy does not generally apply to the vesting or exercise of employee stock options (other than cashless exercises as described below) or the vesting of other equity compensation awards, it does apply to the sale of common stock received upon exercise. This Policy applies to the sale as part of a broker-assisted cashless exercise of a stock option and the market sale for the purpose of raising cash to fund the exercise of an option or to pay taxes. To the extent that the Company maintains an employee stock purchase plan, this Policy will apply to enrollment or withdrawal from such plan, investment elections, and changes or terminations to payroll deductions once enrolled in the plan. This Policy also applies to the following elections under a 401(k) plan (if and when the Company makes Company securities an investment alternative under our 401(k) plan):
•increasing or decreasing periodic contributions allocated to the purchase of Company securities;
•intra-plan transfers of an existing balance in or out of Company securities;
•borrowing money against the account if the loan results in the liquidation of any portion of Company securities; and
•pre-paying a loan if the pre-payment results in allocation of the proceeds to Company securities.
Confidentiality Obligations. The restrictions set forth in this Policy are designed to avoid misuse of material nonpublic information in violation of the securities laws. These restrictions are in addition to, and in no way alter, the general obligations that each director, officer and employee of the Company has to maintain the confidentiality of all confidential or proprietary information concerning the Company and its business, as well as any other confidential information, that may be learned in the course of service or employment with the Company. No such information is to be disclosed to any other person in the Company, unless that person has a clear need to know that information, and no such information may be disclosed to any third parties, except as required or otherwise contemplated by your function or position.
You should take precautions to prevent the unauthorized disclosure or other misuse of such information by maintaining files securely, avoiding discussions of such information in public and taking extra care when distributing such information electronically.
In addition, Company directors, officers and employees may be asked questions concerning various activities of the Company outside the scope of the employee’s regular duties. Such inquiries may come from the media, stock exchanges, analysts and others regarding the Company’s business, rumors, trading activity, current and future prospects and plans, acquisition or divestiture activities and other similar important information.
It is very important that all such communications on behalf of the Company be made through an appropriately designated officer. Failure to do so could result in violations of federal securities laws, including Regulation FD, which was enacted by the SEC to prohibit companies from disclosing material information to analysts and stockholders prior to public release of the information. If you receive any such communication, outreach or request, please do not respond and forward the communication to the Company’s communications or investor relations officers, and the team will route any incoming requests to the appropriate team member.
IV.Additional Prohibited Transactions
Because we believe it is improper and inappropriate for any person to engage in short- term or speculative transactions involving the Company’s securities, directors, officers and employees of the Company, and their Related Parties, are prohibited from engaging in any of the following activities with respect to securities of the Company:

1.Purchases and pledging of securities of the Company on margin. You may not purchase securities of the Company on margin or pledge, or otherwise grant a security interest in, securities of the Company in margin accounts.
2.Short sales of the securities of the Company (i.e., the sale of securities you do not own and borrowing the securities to make delivery). The SEC effectively prohibits directors and officers from engaging in short sales of Company securities. This Policy is simply expanding this prohibition to cover all employees of the Company.
3.Buying or selling puts, calls, options or other derivatives in respect of securities of the Company. This prohibition extends to any instrument whose value is derived from the value of any securities (e.g., common stock) of the Company.
4.Hedging or certain other transactions in respect of the securities of the Company. Directors, executive officers and other employees, and their designees, are prohibited from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of the Company’s equity securities whether they are (1) granted to you by the Company as part of your compensation or (2) otherwise held, directly or indirectly, by you.
Although the Company is not prohibiting standing or limit orders, you should use extreme caution if you engage in standing or limit orders (other than as established in connection with a Rule 10b5-1 plan as described in Part VIII below) since you might become aware of material nonpublic information after establishing an order. This could lead to inadvertent trading while in possession of material nonpublic information.
V.Blackout Periods – For Directors, Executive Officers and Certain Other Personnel with Access to Material Nonpublic Information
The Company’s announcement of quarterly financial results has the potential to have a material impact on the market for the Company’s securities. Therefore, in order to avoid any appearance that its directors, officers, employees and other insiders are trading while aware of material nonpublic information, all directors, executive officers and certain other persons who are or may be expected to be aware of quarterly financial results of the Company will be subject to quarterly blackouts on trading.
The Company has established the following “blackout periods” in relation to the publication of its annual and quarterly results: (a) the period commencing two weeks prior to the end of its fiscal year and continuing until the end of the second full trading day after public announcement of the Company’s annual financial results; (b) the period commencing two weeks prior to the end of each of its fiscal quarters and continuing until the end of the second full trading day after public announcement of the Company’s financial results for such quarter; and (c) for directors and executive officers, to the extent and during the periods as the Chief Legal Officer or his or her designee may direct, including as required by Section 306 of the Sarbanes-Oxley Act of 2002 or its implementing regulations.

During these blackout periods, the following persons and their Related Parties are prohibited from effecting transactions in securities of the Company:
•directors and their secretaries and other assistants;
•executive officers and their secretaries and other assistants;
•employees in the accounting, finance and legal departments; and
•any other person designated by the Chief Legal Officer or his or her designee.
You should be aware that the blackout periods described above may be modified by the Company at any time. In addition, the Company may from time to time determine that effecting transactions in securities of the Company is inappropriate at a time that is outside the blackout periods and, accordingly, may notify you of additional closed periods at any time. For example, a short blackout period may be imposed shortly before issuance of interim earnings guidance. Those subject to blackout period requirements will receive notice of any modification by the Company of the closed period policy or of any additional prohibition on trading during a non- blackout period. Persons subject to the blackout period restrictions who terminate their employment with the Company during a blackout period will remain subject to the restrictions until the end of such period.
See Part VIII below for the principles applicable to transactions under Rule 10b5-1 plans.
VI.Pre-Clearance of Securities Transactions
To provide assistance in preventing inadvertent violations of the law (which could result for example, from failure by directors and officers subject to reporting obligations under Section 16 of the Exchange Act) and avoiding even the appearance of an improper transaction (which could result, for example, where an officer engages in a trade while unaware of a pending major development), we are implementing the following procedure:
All transactions in securities of the Company by the following persons and their Related Parties must be pre-cleared with the Company’s Chief Legal Officer or his or her designee:
•directors and their secretaries and other assistants;
•executive officers, any other officer who has an obligation to file reports under Section 16 of the Exchange Act, and their secretaries and other assistants;
•employees in the accounting, finance and legal departments; and
•any other person designated by the Chief Legal Officer or his or her designee.
Persons subject to these restrictions should submit a preclearance request at least two business days (or such shorter period as the Chief Legal Officer or his or her designee may determine) in advance either (1) through Shareworks or (2) by email to preclearance@qxo.com with the completed pre-clearance form appended to this Policy.

Such persons may not effect any transaction subject to the pre-clearance request unless given clearance to do so, which clearance, if granted, will be valid only for five business days following the approval date. If a transaction for which clearance has been granted is not effected (i.e., the trade is not placed) within such five-business-day period, the transaction must again be pre-cleared.
To the extent that a material event or development affecting the Company remains nonpublic, persons subject to pre-clearance will not be given permission to effect transactions in securities of the Company. Such persons may not be informed of the reason why they may not trade. Even if such person has previously received pre-clearance, such individual cannot trade in securities of the Company if such person possesses material, nonpublic information affecting the Company. Any person that is made aware of the reason for an event-specific prohibition on trading should in no event disclose the reason for the prohibition to third parties and should avoid disclosing the existence of the prohibition, if possible. Caution should be exercised when telling a broker or other person who suggested a trade that the trade cannot be effected at the time.
Note that the pre-clearance procedures may delay the disposition of any security after it is purchased.See Part VIII below for the principles applicable to transactions under Rule 10b5-1 plans.
VII.Additional Compliance Obligations for Directors and Executive Officers

    Directors and executive officers are subject to the following additional requirements:
•Every change in your beneficial ownership of securities of the Company must be reported to the SEC on a Form 4 within 2 business days after the trade occurs (or in some cases on Form 5 within 45 days after fiscal year end).
•You must instruct your broker who handles trades to follow the brokerage firm’s Rule 144 compliance procedures in connection with all transactions in securities of the Company, including filing a Form 144 with the SEC. This obligation may continue post-employment and post-directorship.
•The SEC prohibits directors and officers from realizing profits from most matching purchases and sales of the Company’s securities during a 6-month period (“short-swing trades”), regardless of intent and/or whether such trades occurred during an open trading window. If a director or officer realizes profits from short-swing matching transactions, the profits may have to be disgorged. Vesting of equity awards and certain transactions applicable to all stockholders are exempt from short-swing profit liability. Please consult with the Chief Legal Officer if you have any questions.

VIII.10b5-1 Plans.
The SEC has adopted a safe harbor rule, Rule 10b5-1, which provides a defense against insider trading liability for trades that are effected pursuant to a pre-arranged trading plan that meets specified conditions. The trading plan must be properly documented and all of the procedural conditions of the Rule must be satisfied to avoid liability.

Rule 10b5-1 plans allow transactions for the account of an insider to occur during blackout periods or while the insider has material nonpublic information provided the insider has previously given instructions or other control to effect pre-planned transactions in securities of the Company to a third party. The insider must establish the plan at a time when he or she is not in possession of material nonpublic information and the insider may not exercise any subsequent influence over how, when or whether to effect transactions. In addition to other specified conditions, a Rule 10b5-1 plan would specify in writing in advance the amount and price of the securities to be sold and the date for the sale (or a formula for determining the amount, price and date) or would otherwise not permit the insider to exercise any subsequent influence over how, when or whether to effect the sales. After adopting a valid Rule 10b5-1 plan, the insider will have an affirmative defense that a sale under the plan was not made “on the basis of” material nonpublic information.
Rule 10b5-1 imposes separate cooling off periods for (1) directors and officers and (2) other persons. Directors and officers may not rely on the Rule 10b5-1 affirmative defense unless the plan provides that trading under the plan will not begin until the later of (a) 90 days after the adoption of the Rule 10b5-1 plan or (b) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted. Other persons are subject to a 30 day cooling off period.
The Company will treat the creation, modification or termination of a pre-planned trading program or arrangement established to meet the requirements of Rule 10b5-1 as a transaction subject to the blackout period rules set forth in Part V of this Policy. Transactions effected pursuant to a properly established Rule 10b5-1 plan however will not be subject to the blackout periods under Part V of this Policy.
The Company will treat the creation, modification or termination of a pre-planned trading program or arrangement established to meet the requirements of Rule 10b5-1 as a transaction subject to pre-clearance under Part VI of this Policy at the time the plan is established, modified or terminated. Persons subject to the pre-clearance policy should coordinate any such plans or arrangements with the Company’s Chief Legal Officer or his or her designee, and allow at least one week for preclearance. Terminations and trading in securities of the Company outside of a Rule 10b5-1 plan may limit the availability of the defense under the safe harbor rule and are strongly discouraged. Even though each transaction effected under a Rule 10b5-1 plan does not need to be pre-cleared, it nonetheless must be made in accordance with Rule 144 and must be reported on a Form 4 under Section 16 of the Exchange Act.
Note that the Company is required to disclose the creation or termination of a 10b5-1 plan by directors and officers in its periodic reports.
IX.Penalties for Violating Securities Laws or this Policy.

The SEC and the Department of Justice actively enforce insider trading laws, including by actively monitoring trading activity. Federal law imposes heavy penalties on individuals who either buy or sell securities while in possession of material nonpublic information or pass the material nonpublic information along to others who use it to buy or sell securities. The penalties for insider trading apply with equal force whether trading or passing information is done to generate gains or avoid losses. Potential penalties include:

•civil penalties of up to three times the amount of profit gained or loss avoided as a result of the unlawful action;
•a criminal fine of up to $5 million (no matter how small the profit);
•a jail term of up to 20 years, and in some cases 25 years;
•private suits for damages equal to the profit gained or loss avoided; and
•disgorgement of ill-gotten gains plus interest.
In addition, the Company and any supervisor of a Company associate who trades with or tips material nonpublic information may face “controlling person” liability in the form of civil penalties of up to the greater of $1 million or three times the amount of profit gained or loss avoided as a result of the unlawful action and criminal penalties of up to $25 million for the Company and up to $5 million for the individual supervisor(s).

Violations of this Policy by those covered by this Policy may subject such person to disciplinary action by the Company, up to and including termination for cause.
X.Assistance
Any person who has any questions about this Policy or about specific transactions may contact the Company’s Chief Legal Officer or his or her designee or such person’s own legal counsel. Remember, however, that the ultimate responsibility for adhering to this Policy, complying with federal and state securities laws and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment and to ask before acting if you are unsure.
XI.Miscellaneous
This Policy will be administered by the Chief Legal Officer. All individuals subject to this Policy must certify their understanding of, and intent to comply with, its terms. Each executive officer must also re-acknowledge this Policy annually. While this Policy is designed to reduce the risk that an insider trading violation will occur, it is not an assurance or guarantee that a violation will not to be found to have occurred.

ACKNOWLEDGMENT AND CERTIFICATION
I hereby acknowledge and certify that:
a.I have read and understand the QXO, Inc. Securities Trading Policy. I understand that the Chief Legal Officer or his or her designee is available to answer any questions I have regarding the Policy.
b.I have complied with the Policy since I have been an employee of the Company (or since the date the Policy was adopted, if it was adopted after I became an employee).
c.I will continue to comply with the Policy, and any revisions or updates thereto, for so long as I am subject to the Policy

Print Name:
Signature
Date:

PRE-CLEARANCE REQUEST AND CERTIFICATION FOR NON-SHAREWORKS TRANSACTION
I hereby notify you of my intent regarding the following proposed trade in securities of QXO, Inc. (the “Company”):

☐ Exercise stock options and sell underlying common stock;
☐ Sell in the open market    shares of common stock currently held at ________ (example: Fidelity; another broker; in certificated form);
☐ Purchase in the open market shares of common stock;
☐ Gift or donate     shares of common stock to      ;
☐ Other (explain)     .

I understand that I am not authorized to trade in securities of the Company unless and until I receive pre-clearance. I understand that if I have not completed my proposed transaction within the five-business-day period following the day on which I receive pre-clearance, the transaction must again be pre-cleared.
I understand that: (i) regardless of pre-clearance, I remain responsible for ensuring that my trading complies with applicable laws and company policies; (ii) pre-clearance does not relieve me of any obligations imposed by applicable securities laws or company policies; and (iii) pre-clearance does not constitute an assurance or guarantee that my trading activity will not be found to violate insider trading laws.
I hereby certify that I am not aware of material nonpublic information concerning the Company as of the date of this Certification.

Date:
Signature:
Print Name:

Completed form must be submitted to the Legal Department at preclearance@qxo.com.